STAPLES SQUARE APARTMENTS

LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

DECEMBER 31, 2004

JUDD, OSTERMANN & DEMRO, LTD.

Certified Public Accountants

5401 GAMBLE DRIVE, SUITE 101

MINNEAPOLIS, MINNESOTA 55416

TELEPHONE: (952) 546-4766

FAX: (952) 546-5059

Offices:	Thomas V. Judd, CPA
Minneapolis	Everett S. Ostermann, CPA
Faribault	Gary A. Demro, CPA
Owatonna	Alan W. Struss, CPA
Steven R. Bolz, CPA
• • •
Jamcs K, cin- CPA

Independent Auditor’s Report

To the Partners

Staples Square Apartments Limited Partnership

We have audited the accompanying balance sheet of Staples Square Apartments Limited Partnership as of December 31, 2004, and the related statements of revenue and expenses, changes in partners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staples Square Apartments Limited Partnership as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Judd, Ostermann & Demro, Ltd.

February 1, 2005

Minneapolis, Minnesota

MEMBERS OF

MINNESOTA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

BALANCE SHEET

DECEMBER 31, 2004

ASSETS

CURRENT ASSETS
Cash	$14,970
Accounts receivable	310
Total current assets	15,280

RESTRICTED DEPOSITS
Tenant security deposits	1,140

PROPERTY AND EQUIPMENT
Land and land improvements	43,377
Buildings	1,008,953
Furnishings and equipment	57,826
Total property and equipment	1,110,156
Less: accumulated depreciation	20,236
1,089,920
Total assets	$1,106,340

LIABILITIES AND PARTNERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,720
Construction costs payable	23,308
Current portion of mortgage notes payable	3,067
Accrued mortgage interest	1,541
Tenant security deposits	1,051

Total current liabilities	30,687
MORTGAGE NOTES PAYABLE, less current portion	835,686

PARTNERS’ EQUITY	239,967
Total liabilities and partner’s equity	$1,106,340

See notes to financial statements.

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

STATEMENT OF REVENUE AND EXPENSES

YEAR ENDED DECEMBER 31, 2004

REVENUE
Rent income	$6,932
Interest subsidy	4,994
Interest income	10
Total revenue	11,936
EXPENSES
Maintenance supplies	242
Maintenance contracts	139
Grounds maintenance	50
Painting and decorating	78

Electricity	2,023
Water and sewer	217
Fuel	796
Rubbish removal	105

Site management payroll	1,000
Management fee	728
Advertising	974
Telephone	199
Office supplies	227
Other administrative	398

Insurance	1,720
Interest	9,622
Depreciation	20,236

Total expenses	38,754
Net loss	$(26,818)

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

STATEMENT OF CHANGES IN PARTNERS’ EQUITY

YEAR ENDED DECEMBER 31, 2004

	General Partners	Limited Partners	Total
BALANCE, December 31, 2003	$99	$-	$99

Net loss	(3)	(26,815)	(26,818)
Capital contributions	19,185	247,501	266,686

BALANCE, December 31, 2004	$19,281	$220,686	$239,967

See notes to financial statements.

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(26,818)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	20,236
(Increase) decrease in:
Accounts receivable	(310)
Increase (decrease) in:
Accounts payable	(213,363)
Accrued mortgage interest	1,541
Tenant security deposits	1,051

Net cash used by operating activities	(217,663)

CASH FLOWS FOR INVESTING ACTIVITIES
Property additions	(891,850)
Increase in restricted deposits and reserves	(1,140)

Net cash used by investing activities	(892,990)

CASH FLOWS FOR FINANCING ACTIVITIES
Capital contributions	266,686
Loan payments	(494)
Loan proceeds	839,247

Net cash provided by financing activities	1,105,439

NET DECREASE IN CASH	(5,214)

CASH AT BEGINNING OF YEAR	20,184

CASH AT END OF YEAR	$14,970

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$3,086

See notes to financial statements.

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Staples Square Apartments Limited Partnership is presented to assist in understanding the Partnership’s financial statements. The financial statements and notes are representations of the Partnership’s management, which is responsible for their integrity and objectivity. These accounting policies conform to United States generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect certain reported assets, liabilities, revenue, and expenses. Accordingly, actual results could differ from those estimates.

Organization

The Partnership was formed to acquire, construct, own and operate a 12 unit apartment building. The building is located in Staples, Minnesota. The Project is regulated under Section 515 of Title V of the Housing Act of 1949 as to rent charges and operating methods.

Basis of Accounting

Revenue and expenses are recognized on the accrual basis. Revenue is recognized when earned, and expenses are recognized when incurred.

Depreciation

Property and equipment is stated at cost of acquisition. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over estimated useful lives using straight-line and accelerated methods.

Income Taxes

The income or loss of the Partnership is includable in the taxable income of the partners. Therefore, no provision for income taxes is reflected in these financial statements. The building is depreciated over 27.5 years for income tax purposes.

Rent Receivable

Rent receivable represents past due apartment rent. No allowance for uncollectible accounts has been established, as the entire amount is deemed collectible.

Cash and Cash Equivalents

For purposes of this statement, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The cash flow statement excludes cash held in trust for tenant security deposits and reserve and escrow deposits in the definition of cash and cash equivalents. The Partnership maintains its cash balances in financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.

Security Deposits

Tenants are required to pay a security deposit upon execution of their lease. These deposits are placed in a restricted savings account and refunded, with interest, upon termination of the lease agreement. Any amounts not returned to the tenants due to lease violations are transferred to the Partnership’s general operating account.

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - MORTGAGE NOTES PAYABLE

5.75 percent mortgage note payable to Rural Development, due in monthly installments of $1,392 including interest to April 2034, secured by all property and equipment.	$651,508

5.875 percent mortgage note payable to Rural Development, due in monthly installments of $398 including interest, to July 2034, secured by all property and equipment.	187,245
838,753
Less current maturity	3,067
$835.686

Rent supplement payments are provided to the project in the form of interest reduction payments. That amount was $4,994 in 2004. The following restrictions, among others, exist under the terms of agreements in connection with the mortgage:

(1) Family income of tenants is limited.

(2) Maximum monthly rentals are established and approval is required for increases.

(3) Distributions to the owners are limited to annual approved amounts.

Scheduled maturities on the mortgage notes payable are approximately as follows: 2005 - $3,067; 2006 - $3,248; 2007 - $3,441; 2008 - $3,646; and 2009 - $3,862.

NOTE 3 - LOW INCOME HOUSING TAX CREDIT

The Partnership has qualified for the low income housing tax credit. The Partnership must rent to individuals with income equal to no more than a certain percentage of the area median income to qualify for the maximum tax credit each year. The tax credit will pass through to the partners each year to 2014.

NOTE 4 - RELATED PARTY TRANSACTIONS

An agreement exists between the Partnership and a management company for the operation of the apartments. The management company receives a fee of $48.50 per rented apartment per month. The management company is also reimbursed for all payroll costs and benefits paid to onsite personnel. The management company is owned by a general partner of the Partnership.

The property insurance is purchased from a related company. Insurance premiums in 2004 were $1,720.00

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STAPLES SQUARE APARTMENTS LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - PAYMENTS TO PARTNERS

Asset Management Fee

The Partnership shall pay to the limited partner an annual asset management fee of $750 for services in assisting with the preparation of tax returns and annual reports. This fee shall accrue and be payable on a cumulative basis if net operating income is insufficient in the current year.

Incentive Management Fee

The Partnership shall pay the general partners through the compliance period an annual incentive management fee equal to 35 percent of net operating income for overseeing the marketing, lease-up and continued occupancy of the apartment units and supervising the management company and accountants.

Tax Credit Compliance Fee

The Partnership shall pay the general partners through the compliance period an annual tax credit compliance fee equal to 35 percent of net operating income for insuring compliance by the Partnership and the property with all the tax credit rules and regulations.

Remaining Net Operating Income

Any remaining net operating income after payment of the above fees is to be paid 25 percent to the limited partners and 75 percent to the general partners.

NOTE 6 - CONCENTRATION RISK

The Partnership’s sole asset is a 12 unit apartment building. The Partnership’s operations are concentrated in the low income housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations are subject to change by an act of Congress or an administrative change mandated by Rural Development. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

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